Exhibit 10.2

INDEMNIFICATION AGREEMENT

FOR

DIRECTORS, OFFICERS, AND EXECUTIVES OF ARMSTRONG WORLD INDUSTRIES, INC.

This Agreement is made as of the 13th day of March, 2006, by and between Armstrong World Industries, Inc., a Pennsylvania corporation (the “Corporation”) and Donald A. McCunniff (the “Indemnitee”).

WHEREAS, it is essential to the Corporation that it retain and attract as directors, officers, and executive employees the most capable persons available; and

WHEREAS, Indemnitee is an officer, executive employee and/or a member of the Board of Directors of the Corporation and, at the Corporation’s request, may also become an executive officer of one or more of the Corporation’s executive committees and affiliated companies, and in those capacities is performing a valuable service for the Corporation, and

WHEREAS, the Corporation maintains one or more policies of Directors and Officers Liability Insurance (“D & O Insurance”) covering certain liabilities which may be incurred by directors, officers, executive employees, and others in their performance of services for or on behalf of the Corporation; and

WHEREAS, there is concern over the continued adequacy and reliability of available D & O Insurance protection; and

WHEREAS, for those directors and officers covered by the Corporation’s bylaw (the “Bylaw”) that provides for indemnification by the Corporation, the Corporation wishes to expand upon and spell out the terms and procedures by which the provisions of the Bylaw are to be implemented; and

WHEREAS, in recognition of Indemnitee’s need for substantial protection against personal liability in order to induce and retain Indemnitee’s service to the Corporation, the increasing difficulty in obtaining satisfactory D & O Insurance coverage, and in part to provide Indemnitee with specific contractual assurance that the protection promised by the Bylaw will be available to Indemnitee (regardless of, among other things, any amendment to or revocation of the bylaws or any change in the composition of the Corporation’s Board of Directors or acquisition transaction relating to the Corporation), the Corporation wishes to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in this Agreement, and, to the extent insurance is maintained, for the continued coverage of Indemnitee under the Corporation’s D & O Insurance policies.

NOW, THEREFORE, in consideration of the premises and of Indemnitee agreeing to serve or continuing to serve in any capacity described in Section 1(a) below, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Indemnity of Indemnitee.

(a) The Corporation shall hold harmless and indemnify the Indemnitee against any and all reasonable expenses, including attorneys’ fees, and any and all liability and loss, including judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement, incurred or paid by Indemnitee, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter “a proceeding”) and whether or not by or in the right of the Corporation or otherwise, to which the Indemnitee is, was or at any time becomes a party, or is threatened to be made a party or is involved (as a witness or otherwise) by reason of the fact that Indemnitee is or was a member, director, officer or executive employee of the Corporation or any affiliate or is or was serving on behalf, as a representative or at the request of the Corporation as director, officer, trustee, advisor or representative of another corporation, partnership, joint venture, trust, foundation or other entity or enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged conduct in an official capacity or in any other capacity while serving as a director, officer, trustee, advisor or representative, unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness; provided, however, that the Corporation shall indemnify the Indemnitee in connection with a proceeding (or part thereof) initiated by the Indemnitee (other than a proceeding to enforce the Indemnitee’s rights to indemnification under this Agreement or otherwise) prior to a Change of Control, as defined in Section 2(e), only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

(b) Subject to the foregoing limitation concerning certain proceedings initiated by the Indemnitee prior to a Change of Control, the Corporation shall pay the expenses (including attorneys’ fees) incurred by Indemnitee in connection with any proceeding in advance of the final disposition thereof promptly after receipt by the Corporation of a request therefor stating in reasonable detail the expenses incurred or to be incurred.

(c) If a claim under paragraph (a) or (b) of this Section is not paid in full by the Corporation within forty-five days after a written claim has been received by the Corporation, the Indemnitee may, at any time thereafter, bring suit against the Corporation to recover the unpaid amount of the claim. The burden of proving that indemnification or advances are not appropriate shall be on the Corporation. The Indemnitee shall also be entitled to be paid the expenses of prosecuting such claim to the extent he or she is successful in whole or in part on the merits or otherwise in establishing his or her right to indemnification or to the advancement of expenses. The Corporation shall pay such fees and expenses in advance of the final disposition of such action on the terms and conditions set forth in Section 1(b).

2.	Maintenance of Insurance and Funding.

(a) The Corporation represents that as of the present date, it has in force and effect one or more policies of D & O Insurance (the “Insurance Policies”) with total aggregate limits in an amount deemed prudent by the Board of Directors of the Corporation. Subject only to the provisions of Section 2(b) hereof, the Corporation agrees that, so long as Indemnitee shall continue to serve as a director, officer, or executive employee of the Corporation or in any other capacity referred to in Section 1(a) hereof, and thereafter so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Indemnitee served in any such capacity, except as indicated in (b) below, the Corporation shall purchase and maintain in effect for the benefit of Indemnitee a binding and enforceable policy or policies of D & O Insurance providing coverage at least comparable to that provided pursuant to the Insurance Policies.

(b) The Corporation shall not be required to maintain said policy or policies of D & O Insurance in effect if, in the reasonable business judgment of the then directors of the Corporation (i) the premium cost for such insurance is substantially disproportionate to the amount of coverage, (ii) the coverage provided by such insurance is so limited by exclusions that there is insufficient benefit from such insurance or (iii) said insurance is not otherwise reasonably available; provided however, that in the event those directors make such a judgment, the Corporation shall purchase and maintain in force a policy or policies of D & O Insurance in the amount and with such coverage as such directors determine to be reasonably available. Notwithstanding the general provisions of this Section 2(b), following a Change of Control, any decision not to maintain any policy or policies of D & O Insurance or to reduce the amount or coverage under any such policy or policies shall be effective only if there are “disinterested directors” (as defined in Section 2(e) hereof) on the Board of the Corporation, and shall require the concurrence of a majority of such “disinterested directors.”

(c) If and to the extent the Corporation, acting under Section 2(b), does not purchase and maintain in effect the policy or policies of D & O Insurance described in Section 2(a), the Corporation shall indemnify and hold harmless the Indemnitee to the full extent of the coverage which would otherwise have been provided by such policies. The rights of the Indemnitee hereunder shall be in addition to all other rights of Indemnitee under the remaining provisions of this Agreement.

(d) In the event of a Potential Change of Control or if and to the extent the Corporation is not required to maintain in effect the policy or policies of D & O Insurance described in Section 2(a) pursuant to the provisions of Section 2(b), the Corporation shall, upon written request by Indemnitee, create a Trust for the benefit of Indemnitee and, from time to time, upon written request by Indemnitee, shall fund such Trust in an amount sufficient to pay any and all expenses, including attorneys’ fees, and any and all liability and loss, including judgments, fines, ERISA excise taxes or penalties and amounts paid, to be paid or reasonably incurred by Indemnitee or on his or her behalf for which the Indemnitee is entitled to indemnification or with respect to which indemnification is claimed, reasonably anticipated or proposed to be paid in accordance with the terms of this Agreement or otherwise; provided that in no event shall more than $100,000 in excess of claimed, actual and reasonably anticipated liabilities and expenses, including attorneys’ fees, be required to be deposited in any Trust created hereunder. The amounts to be deposited in the Trust pursuant to the foregoing funding obligation shall be determined by the Reviewing Person whose determination shall be final and conclusive. The Reviewing Person shall have no liability to the Indemnitee for his or her decisions hereunder. The terms of the Trust shall provide that upon a Change of Control (i) the Trust shall not be revoked or the principal thereof invaded, without the written consent of the Indemnitee, (ii) the Trust shall advance, within two business days of a request by the Indemnitee, any and all expenses, including attorneys’ fees, to the Indemnitee (and the Indemnitee hereby agrees to reimburse the Trust under the circumstances under which the Indemnitee would be required to reimburse the Trustee under Section 5 of this Agreement), (iii) the Trust shall continue to be funded by the Corporation in accordance with the funding obligation set forth above, (iv) the Trustee shall promptly pay to the Indemnitee, within two business days of a request by the Indemnitee, all amounts for which the Indemnitee shall be entitled to indemnification pursuant to this Agreement or otherwise, and (v) all unexpended funds in such Trust shall revert to the Corporation upon a final determination by the Reviewing Party or a court of competent jurisdiction, as the case may be, that the Indemnitee has been fully indemnified under the terms of this Agreement. The Trustee shall be a bank, trust company, law firm or other individual or entity chosen by the Indemnitee and reasonably acceptable to the Corporation.

(e) For the purposes of this Agreement:

(i) a “Change of Control” shall occur if and when (A) any person acquires “beneficial ownership” of more than 28% of the then outstanding “voting stock” of the Corporation and within five years thereafter, “disinterested directors” no longer constitute at least a majority of its entire Board of Directors or (B) there shall occur a “business combination” with an “interested shareholder” not approved by a majority of the “disinterested directors.” Any person’s acquisition of voting stock in connection with the Corporation’s emergence from Chapter 11 shall not constitute a Change of Control for purposes of this Agreement.

(ii) a “Potential Change of Control” shall occur if (A) the Corporation enters into an agreement or arrangement, the consummation of which would result in the occurrence of a Change of Control; (B) any person publicly announces a tender offer or comparable action which if consummated would constitute a Change of Control; (C) any person (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation acting in such capacity or a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), who is or becomes the beneficial owner, directly or indirectly, of securities of the Parent representing 10% or more of the combined voting stock increases his or her beneficial ownership of such securities by 5% or more; or (D) the Board of the Corporation adopts a resolution to the effect that, for the purposes of this Agreement, a Potential Change of Control has occurred.

(iii) a “Reviewing Person” means any appropriate person or body consisting of a member or members of the Corporation’s Board of Directors or any other person or body appointed by that Board which, following a Change of Control, shall require the concurrence of a majority of the “disinterested directors” or shall be independent legal counsel approved and accepted by the Indemnitee who is not a party to the particular claim for which Indemnitee is seeking indemnification.

For purposes of this subsection, the terms “person,” “beneficial owner,” “voting stock,” “disinterested director,” “business combination,” and “interested shareholder” shall have the meaning given to them in Article 7 of the Corporation’s Articles of Incorporation as most recently amended prior to this date.

3.	Continuation of Indemnity.

All agreements and obligations of the Corporation contained in this Agreement shall continue during the period the Indemnitee is a director, officer or executive employee of the Corporation or serves in any other capacity referred to in Section 1(a) hereof, and shall continue thereafter so long as the Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that the Indemnitee served in any such capacity.

4.	Notification and Defense of Claim.

As soon as practicable after receipt by the Indemnitee of actual knowledge of any action, suit or proceeding, the Indemnitee will notify the Corporation thereof, if a claim in respect thereof may be or is being made by the Indemnitee against the Corporation under this Agreement. The Indemnitee has no duty to notify the Corporation as to any matter that the Corporation has separate notice of. With respect to any such action, suit or proceeding:

(a) The Corporation will be entitled to participate therein at its own expense; and

(b) Except as otherwise provided below, the Corporation may assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee. After the Corporation notifies the Indemnitee of its election to so assume the defense, the Corporation will not be liable to the Indemnitee under this Agreement for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense, other than reasonable costs of investigation, including an investigation in connection with determining whether there exists a conflict of interest of the type described in (ii) of this paragraph, or as otherwise provided in this paragraph. The Indemnitee shall have the right to employ his or her counsel in such action, suit or proceeding, but the fees and expenses of such counsel incurred after the Corporation notifies the Indemnitee of its assumption of the defense shall be at the expense of the Indemnitee unless (i) the Corporation authorizes the Indemnitee’s engagement of such counsel which, following a “Change of Control,” shall be effective if authorized by either the Corporation’s General Counsel, its Board of Directors, or a majority of the “disinterested directors” (which terms are defined in Section 2(e)), although constituting less than a quorum or majority of a quorum of the directors then in office; (ii) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Corporation and the Indemnitee in the conduct of the defense or (iii) the Corporation shall not have engaged counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of the Corporation. The Corporation shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Corporation or as to which the Indemnitee shall have made the conclusion described in (ii) of this paragraph.

(c) The Corporation shall not be obligated to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Corporation shall not settle any action or claim in any manner which would impose any penalty limitation on the Indemnitee without the Indemnitee’s written consent. Neither the Corporation nor the Indemnitee shall unreasonably withhold their consent to any proposed settlement.

5.	Undertaking to Repay Expenses.

In the event it shall be finally determined that the Indemnitee is not entitled under this Agreement or otherwise to be indemnified for liabilities and/or expenses paid by the Corporation, the Indemnitee shall repay to the Corporation such amount of the liability and/or expenses, or the appropriate portion thereof, so paid or advanced to which the Indemnitee was not entitled.

6.	Notice.

Any notice to the Corporation shall be directed to Armstrong World Industries, Inc., 2500 Columbia Avenue, Lancaster, Pennsylvania 17603, Attention: Secretary (or such other address as the Corporation shall designate in writing to the Indemnitee).

7.	Enforcement.

In the event the Indemnitee is required to bring any action to enforce rights or to collect monies due under this Agreement, the Corporation shall pay to the Indemnitee the fees and expenses incurred by the Indemnitee in bringing and pursuing such action to the extent the Indemnitee is successful, in whole or in part, on the merits or otherwise, in such action. The Corporation shall pay such fees and expenses in advance of the final disposition of such action on the terms and conditions set forth herein.

8.	Severability.

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever:

(a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and

(b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

9.	Indemnification Under this Agreement Not Exclusive.

The indemnification provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may be entitled under law, the Articles of Incorporation of the Corporation or its bylaws, any other agreement, any vote of stockholders or directors, or otherwise.

10.	Miscellaneous.

(a) This Agreement shall be interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

(b) This Agreement shall be binding upon the Indemnitee and the Corporation, and their respective successors and assigns, and shall inure to the benefit of the Indemnitee, his or her heirs, executors, personal representatives and assigns and to the benefit of the Corporation and its successors and assigns. If the Corporation shall merge or consolidate with another corporation or shall sell, lease, transfer or otherwise dispose of all or substantially all of its assets to one or more persons or groups (in one transaction or series of transactions), (i) the Corporation shall cause the successor in the merger or consolidation or one or more transferee(s) of assets that constitute at least a majority of the assets and earning power transferred pursuant to the transfer of the assets, by agreement in form and substance satisfactory to the Indemnitee, to expressly assume all of the Corporation’s obligations under and agree to perform this Agreement, and (ii) the term “Corporation” whenever used in this Agreement shall mean and include any such successor or transferee.

(c) No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

ARMSTRONG WORLD INDUSTRIES, INC.

Indemnitee

By

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